UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 21, 2009
Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	000-06072 (Commission File Number)	58-1035424 (I.R.S. Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5    Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective December 21, 2009, the Board of Directors of EMS Technologies, Inc. has appointed John B. Mowell, Chairman of the Board, to the additional position of Executive Director. This appointment responds to requirements of the National Industrial Security Program Operating Manual (NISPOM) with respect to the senior management of companies that perform classified U.S. government work, and was necessary to maintain the Company’s Facility Clearance License for its Defense & Space division.
To hold the Facility Clearance License, the Company is required to have as its most-senior management official an individual who holds a U.S. security clearance. While the Company’s recently elected President and CEO, Neilson A. Mackay, holds a NATO clearance, he is currently a Canadian citizen and thus is not eligible for a U.S. clearance until he completes the process, currently underway, of becoming a U.S. citizen.
In order to meet the NISPOM requirements in the short term, the Board elected Mr. Mowell as Executive Director, which under the Company’s recently amended Bylaws is its most-senior management position. As such, Mr. Mowell will be the Company’s principal executive officer. Dr. Mackay will continue to hold the titles of President and Chief Executive Officer, and will have primary responsibility for the management of the Company’s commercial businesses.
The Company’s Board has requested, and Mr. Mowell has agreed, to serve as Executive Director on an interim basis only. For the longer term, the Company is reorganizing the Defense & Space division’s classified work into a separate subsidiary that will be permitted to hold its own Facility Clearance License. Once that is completed, it is expected that Mr. Mowell will step down as Executive Director and Dr. Mackay will become the Company’s most-senior management executive and principal executive officer.
During the period that Mr. Mowell serves as Executive Director, he will not be considered an “independent” director under NASDAQ rules, and will not serve on the Board’s Audit or Compensation Committees. The Company anticipates that upon stepping down from the Executive Director role, Mr. Mowell will be able to regain his “independent” status, and will again be eligible to serve on those Committees.
Mr. Mowell, age 74, has been a member of the Company’s Board of Directors since 1984, and its Chairman of the Board since 2001. Mr. Mowell’s business experience also includes: President, Mowell Financial Group, Inc., Tallahassee, FL, an investment counseling firm that Mr. Mowell founded in 1980; Director, Capital City Bank, Tallahassee, FL, a subsidiary of Capital City Bank Group, Inc., and Figg Engineering Group, Tallahassee, FL, a privately held firm engaged internationally in the design of concrete segmental bridges; and Chairman of the Board (1981-1990) and Chief Executive Officer (1985-1989), Reflectone, Inc., Tampa, FL, a manufacturer of aircraft flight simulators and training systems for commercial and military markets. Mr. Mowell is past Chairman of the Florida State Board of Administration’s Investment Advisory Council for the $100 billion Florida state teacher’s retirement fund; and Founding President, past Chairman and Chairman Emeritus of The Economic Club of Florida.
The Board’s Compensation Committee will be considering appropriate compensation for Mr. Mowell during his interim period of additional service, and expects to present a recommendation to the full Board in connection with its regular review of executive compensation during the first quarter of 2010.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Effective December 21, 2009, the Company’s Board of Directors amended Article 5 of the Bylaws to create the office of Executive Director, and to update the descriptions of the roles of the Company’s various officers. The full text of the amended Article 5 is attached as Exhibit 3.1 to this Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
     (d)       The following exhibits are filed as part of this Form 8-K.

Exhibit No.	Description
3.1	Article Five of the Bylaws of EMS Technologies, Inc., as amended effective December 21, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: December 28, 2009	By:	/s/ Gary B. Shell
Gary B. Shell
Senior Vice President, Chief Financial Officer and Treasurer